Exhibit 10.1

GUARANTEE

Guarantee, dated as of January 6, 2006 (this “Guarantee”), by Carlyle Europe Partners II, L.P. (the “Guarantor”), in favor of Water Pik Technologies, Inc. (the “Guaranteed Party”).

1.             GUARANTEE.  To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of January 6, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Coast Acquisition Corporation, a Delaware corporation in which the Guarantor proposes to invest (“Parent”), Coast Merger Corporation, a Delaware corporation (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party (the “Guaranty”), as primary obligor and not merely as surety, the due and punctual payment and performance in full of all Guarantied Obligations (as defined below) when the same become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).  The term “Guarantied Obligations” includes (x) eighty percent (80%) of each and every obligation under Section 7.3(b)(ii) of the Merger Agreement; and (y) the Guaranteed Party’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with a claim against the Guarantor that results in a judgment against the Guarantor for such portion of the amounts set forth in Section 7.3(b)(ii) of the Merger Agreement as Guarantor guarantees hereunder, together with interest on the amounts set forth in Section 7.3(b)(ii) of the Merger Agreement for such portion of the amounts set forth in Section 7.3(b)(ii) of the Merger Agreement as Guarantor guarantees hereunder, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  In no event shall Guarantor’s liability under this Guarantee exceed $8 million plus, any amounts guaranteed by Guarantor pursuant to clause (y) of the definition of Guarantied Obligations above (the “Cap”).

The Guarantor agrees that its obligations are irrevocable, absolute, independent and unconditional, may not be assigned, whether by operation of law or otherwise, without the prior written consent of the Company and will not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment and performance in full of the Guarantied Obligations.  This Guaranty is a guaranty of payment and performance when due and not of collectibility.  To the fullest extent permitted by law, the Guarantor hereby waives any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties (other than fraud or willful misconduct by the Guaranteed Party or any of its “Subsidiaries” (as defined in the Merger Agreement)), or which may conflict with the terms of this Guaranty.  Without limiting the foregoing, the Guarantor’s responsibility hereunder shall not be discharged, released, diminished,or impaired in whole or in part by (a) any setoff, counterclaim, defense, act or occurrence that the Guarantor may have against the Company as a result of or arising out of this or any other transaction, or (b) the renewal, extension, modification, waiver or alteration of this Merger Agreement, The Guarantor waives notice of (1) acceptance of this obligation, (2) the creation, renewal, extension, modification, waiver or alteration of this Agreement, (3) any breach of or default in the performance of Parent of Merger Sub of their obligations under the Merger Agreement and (4) all other matters of notice of which the Guarantor might otherwise be entitled to receive (except for notices to be provided to Parent and Latham & Watkins LLP in accordance with Section 8.2 of the Merger Agreement).  The Company may enforce the Guarantor’s obligations without first (A) suing Parent or Merger Sub, (B) joining Parent or Merger Sub in any suit against the Guarantor, (C) enforcing any rights and remedies against Parent or Merger Sub or (D) otherwise pursuing or asserting any claims or rights against Parent or Merger Sub or any of their respective property.

2.             REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a)           the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)           all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c)           this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)           the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Guarantied Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 5 hereof.

3.             NO ASSIGNMENT.  Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.

4.             NOTICES.  All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed.  All notices to the

Guarantor hereunder shall be delivered as set forth below or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement:

Carlyle Europe Partners II, L.P.

112, avenue Kléber

75016 Paris

France

Facsimile:  +33 1 53 70 35 30

Attention:  Franck Falezan

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Tenth Floor

Washington, DC 20004

Facsimile:  (202) 637-2201

Attention:  David S. Dantzic

5.             CONTINUING GUARANTEE.  This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Guarantied Obligations and all amounts payable under this Guarantee have been indefeasibly paid, observed, performed or satisfied in full.  Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement, other than pursuant to Section 7.1(e) and (iii) the one year anniversary of the date hereof, unless the Guaranteed Party has commenced an action with respect to this Guarantee in a court of competent jurisdiction, in which case this Guarantee shall remain in full force and effect until final resolution of such action.

6.             GOVERNING LAW.  This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All claims, suits, actions or proceedings arising out of or relating to this Guarantee shall be heard and determined exclusively in the Court of Chancery or other courts of the State of Delaware.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware for the purpose of any Action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Court of Chancery or other courts of the State of Delaware, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

7.             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

8.             COUNTERPARTS.  This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Carlyle Europe Partners II L.P.

By: CEP II GP L.P.
Its: General Partner

By: CEP II Limited
Its: General Partner

By:	/s/ John Harris
Name: John Harris
Title: Director

ACKNOWLEDGED AND AGREED:

WATER PIK TECHNOLOGIES, INC.

By:	/s/ Michael P. Hoopis
	Name:	Michael P. Hoopis
	Title:	Chief Executive Officer